Exhibit 99.1

Press Release

Willis Towers Watson Announces CFO

Retirement, Effective Fall 2017

ARLINGTON, VA, and LONDON, April 6, 2017 — Willis Towers Watson (NASDAQ:WLTW), a leading global advisory, broking and solutions company, announced today that Roger Millay, Willis Towers Watson’s Chief Financial Officer, will be voluntarily retiring, effective October 2, 2017.

Willis Towers Watson will initiate a search immediately for chief financial officer candidates and intends to complete the search over the next several months.

“I believe we have established an initial foundation for success at Willis Towers Watson and, upon turning 60 this Fall, I have decided to pursue new life interests,” said Mr. Millay. “I thank John Haley and the Board for the great opportunity to contribute to the creation of Willis Towers Watson.”

“We greatly appreciate Roger’s contributions to Willis Towers Watson as its Chief Financial Officer and wish him well in his future,” said John Haley, Willis Towers Watson’s Chief Executive Officer. “We have been very lucky to have had his leadership and guidance not only for the merger and integration of Willis and Towers Watson but also for the many years he served as Towers Watson’s Chief Financial Officer. We believe he leaves the Company much stronger for his service and positioned for future success.”

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has 40,000 employees serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Media contact

Miles Russell: +44 7903262118

miles.russell@willistowerswatson.com